EXECUTION VERSION

PUT AGREEMENT

THIS PUT AGREEMENT ("Agreement") is entered into effective as of July 1, 2013, by and among Mimvi, Inc., a Nevada corporation (“Mimvi”), Qayed Shareef, Morgan Family Trust, dated February 1, 2000 and Kim Reed Perell (each a “Shareholder” and collectively, the “Shareholders”).

RECITALS:

A.           This Agreement is being entered into pursuant to that certain Agreement and Plan of Merger dated concurrently herewith by and among Mimvi, Adaptive Media, Inc., the Shareholders and certain other signatories thereto (the “Merger Agreement”). Capitalized terms used in this Agreement and not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement.

B.           As a result of the Merger, the Shareholders have received shares of Parent Stock.

C.           Mimvi desires to grant, and the Shareholders desire to acquire, the option to put up to 5,500,000 shares of Parent Stock held by the Shareolders as adjusted from time to time to reflect any stock splits, reverse splits, unit distributions and similar capital events (the “Option Shares”) to Mimvi upon the terms and conditions as are hereinafter set forth.

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, the parties agree as follows:

1.          Grant of Put Option. Mimvi hereby grants to each Shareholder, and the Shareholders hereby accept and acquire from Mimvi, the right to require Mimvi to purchase all or any portion of the Option Shares held by the Shareholders upon the terms and conditions hereinafter set forth. The foregoing right of the Shareholders to require Mimvi to purchase the Option Shares is referred to hereinafter as the "Put." The immediately preceding sentence notwithstanding, in the event that, on the Put Date, Mimvi does not have and cannot reasonably obtain sufficient capital to purchase the Option Shares (the “Funding Contingency”), the Shareholders shall not be permitted to exercise the Put provided that Mimvi notifies the Shareholders thereof and promptly issues to each Shareholder additional shares of Parent Stock equal to ten percent (10%) of the number of the Option Shares held by such Shareholder as of the date of such Put Date.

2.          Exercise Price. The Put exercise price shall be $0.0909 per Option Share (the “Purchase Price per Share”), as adjusted from time to time to reflect any stock splits, reverse splits, unit distributions and similar capital events.

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3.           Term of Put. The term of the Put ("Put Term") granted herein shall commence on November 1, 2013, and shall expire at 11:59 p.m. (PST) on December 31, 2013. Upon the expiration of the Put Term, unless the Put granted herein has been timely and validly exercised in accordance with the provisions of Section 4 below, the Put and all of the rights of the Shareholders to exercise the Put shall automatically cease and terminate and be of no further force or effect. However, upon the occurrence of the Funding Contingency, the Put term shall automatically be extended until such time as Mimvi has sufficient capital available to purchase the Option Shares on the terms set forth herein.

4.           Manner of Exercise of Put.

(a)          The Put granted herein may be exercised by the holders of at least a majority of the Option Shares (the “Requisite Holders”) at any time during the Put Term by delivering written notice to Mimvi of their election to exercise the Put (“Put Notice”), specifying therein the number of Option Shares to be put to Mimvi (the “Put Shares”) and the date on which such put shall be effected (such date, the “Put Date”), provided that if the Requisite Holders elect to Put less than all of the Option Shares, the Shareholders shall each put his or her Pro Rata Share of the aggregate amount of Put Shares set forth in the Put Notice. If no Put Date is specified in a Put Notice, the Put Date shall be the date that such Put Notice is deemed delivered hereunder. For purposes of this Agreement, “Pro Rata Share” shall mean, with respect to a Shareholder, as of any date of determination, the percentage that Option Shares held by such Shareholder as of such determination date bears with respect to the total amount of the Option Shares held by all Shareholders as of such determination date.

(b)          Notwithstanding the foregoing, upon the commencement, whether voluntary or involuntary, of a case under the laws of the United States, or any other proceeding or action seeking reorganization, liquidation, dissolution or other relief under bankruptcy or insolvency statutes or similar laws, or the appointment of a receiver, trustee or custodian for Mimvi or all or a material portion of Mimvi’s assets or property, this Put shall be deemed exercised immediately prior thereto with respect to all Option Shares, without demand or notice of any kind the Shareholders.

(c)          If the Requisite Holders fail to timely and validly exercise the Put in accordance with the requirements of subsection 4(a) above, then the Put created by this Agreement shall automatically terminate and be of no further force or effect.

(d)          Upon the timely and valid exercise of the Put granted herein, the obligation of Mimvi to purchase and acquire the Put Shares shall be expressly irrevocable and non-contingent, and the obligation of the Shareholders to sell and transfer the Put Shares to Mimvi shall be expressly irrevocable and non-contingent.

5.           Terms of Purchase and Sale.

(a)          Upon the timely and valid exercise of the Put by the Requisite Holders in accordance with Section 4 above, this Agreement shall constitute an agreement of purchase and sale pursuant to which the Shareholders agree absolutely and unconditionally to sell, transfer, assign, convey and deliver to Mimvi (“Transfer”), and Mimvi agrees to absolutely and unconditionally purchase and acquire from the Shareholders, the Put Shares for the Purchase Price per Share. Upon the Transfer of the Put Shares pursuant to the terms of this Agreement, each Shareholder shall transfer and warrant good and marketable title and interest in and to his or her respective Put Shares and shall convey all such Put Shares to Mimvi free and clear of all Liens.

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(b)          The closing ("Closing") for the Transfer of the Put Shares from the Shareholders to Mimvi contemplated herein shall be held at the principal office of Mimvi, on or before the date (the "Closing Date") that is five (5) days following the Put Date. At the Closing, the parties hereto shall execute, acknowledge, verify and deliver any and all documents and/or agreements reasonably necessary to effectuate the transfer of the Put Shares to Mimvi, including delivery of certificates representing the Put Shares and Mimvi shall pay to each Shareholder an amount equal to (x) such Shareholder’s Put Shares multiplied by (y) the Purchase Price per Share. All payments due hereunder shall be paid in lawful money of the United States of America which shall be legal tender in payment of all debts and dues, public and private, in immediately available funds, without offset, deduction, or recoupment. Any payment by check or draft shall be subject to the condition that any receipt issued therefore shall be ineffective unless the amount due is actually received by the Shareholder.

6.          Obligation Absolute. Mimvi’s obligations to purchase the Put Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Shareholders to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any person or any action to enforce the same, or any setoff counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Shareholders or any other person of any obligation to Mimvi or any violation or alleged violation of law by the Shareholders or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of Mimvi to the Shareholders in connection with the purchase of such Put Shares. Nothing herein shall limit the right of the Shareholders, acting pursuant to the agreement of the Requisite Holders to pursue actual damages for Mimvi’s failure to purchase the Put Shares within the period specified herein and the Requisite Holders shall have the right to pursue all remedies available to the Shareholders hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.

7.          Representations and Warranties. Each party hereto hereby represents and warrants that (a) they have the full power and authority to enter into this Agreement, to transfer the Option Shares to Mimvi on the terms and conditions contained herein and to perform all of their respective obligations hereunder, (b) that the execution, delivery and performance by each party of their respective obligations hereunder will not violate or constitute an event of default under any other agreement, document or instrument to which such party is a party or by which such party is bound, and (c) the Put Shares to be conveyed to Mimvi pursuant to this Agreement is and shall continue to be free and clear of any Lien. The representations and warranties set forth above in this Section 7 shall survive the execution and delivery of this Agreement and the transfer of the Put Shares contemplated herein, and shall be true and correct as of the date of this Agreement, and deemed to have been remade as of each Closing Date.

8.          Optional Termination Right. The Requisite Holders may, but shall not be obligated to, elect to terminate this Agreement at any time between the date hereof and the expiration of the Put Term and receive from Mimvi additional shares of Parent Stock equal to ten percent (10%) of the number of remaining Option Shares covered by this Agreement as of the date of termination (the “Termination Shares”). The Requisite Holders may elect to terminate this Agreement by delivering a written notice to Mimvi specifying therein the date on which such termination shall be effective, provided that if no termination date is specified, the termination date shall be the date that such notice is deemed delivered hereunder. Promptly after the effective date of termination, Mimvi shall issue to each Shareholder certificates representing his or her respective Pro Rata Share of the Termination Shares.

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9.           Miscellaneous.

(a)          Notices. All notices required or permitted to be given under this Agreement shall be given in writing and shall be deemed to have been duly given when personally delivered or, if earlier, when received after mailing by registered or certified United States mail, postage prepaid, with return receipt requested. Notice to any party to this Agreement is valid if sent to him at such party's address as it appears in Mimvi’s records. Any party to this Agreement shall have the right, from time to time, to specify as its address for purposes of this Agreement any other address upon giving fifteen (15) days notice thereof to the other party.

(b)          Integration, No Oral Modification. This Agreement constitutes the entire agreement of the parties and supersedes all prior or contemporaneous oral and written agreements of the parties relating to the subject matter hereof. No amendment, modification, or other alteration to the terms of this Agreement shall be effective, unless made in writing and signed by the parties.

(c)          Assignment. This Agreement is personal in nature and neither party may assign its rights or delegate the performance of its duties under this Agreement without the prior written consent of the other. Any purported assignment without such consent shall be void and of no force or effect.

(d)          Agreement Binds Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties and, to the extent permitted by this Agreement or applicable law, their respective heirs, legal representatives, successors, and assigns.

(e)          Captions. The captions in this Agreement are for convenient reference only and shall have no legal effect.

(f)          Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and need not be signed by more than one of the parties hereto and all of which together shall constitute one and the same agreement.

(g)          Jurisdiction and Venue. MIMVI AND THE SHAREHOLDERS HEREBY AGREE THAT ANY FEDERAL COURT IN THE STATE OF CALIFORNIA OR ANY STATE COURT LOCATED THE STATE OF CALIFORNIA SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN MIMVI AND THE SHAREHOLDERS PERTAINING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT. MIMVI EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS. FURTHER, MIMVI HEREBY WAIVES THE RIGHT TO ASSERT THE DEFENSE OF FORUM NON CONVENIENS AND THE RIGHT TO CHALLENGE THE VENUE OF ANY COURT PROCEEDING COMMENCED PURSUANT TO THIS SECTION.

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(h)          Attorneys' Fees. In the event of any action for breach of, or otherwise in connection with, this Agreement, the prevailing party shall be entitled reasonable attorneys' fees, costs and expenses, including the cost of arbitration, incurred in connection with such action.

(i)          Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without regard to the conflicts of law principles thereof.

(j)          Additional Documents. The parties agree to sign all necessary documents and take all other actions necessary to carry out the provisions of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

"Shareholders"	/s/ Qayed Shareef
Qayed Shareef
Option Shares: 4,583,700

/s/ Morgan Family Trust
Morgan Family Trust, dated February 1, 2000
Option Shares: 458,150

/s/ Kim Reed Perell
Kim Reed Perell
Option Shares: 458,150

"Mimvi"	Mimvi, Inc., a Nevada corporation

	By:	/s/ Kevin Conner
Kevin Conner, Chief Financial Officer